Exhibit 99.1

Greg Hoffer Promoted to Vice President of Engineering at GlobalSCAPE, Inc.

SAN ANTONIO, July 1, 2015 – GlobalSCAPE, Inc., [NYSE MKT: GSB], the secure information exchange company, today announced the promotion of Greg Hoffer to Vice President of Engineering. Hoffer previously served as the Senior Director of Engineering at Globalscape, having joined the Company originally in 2001 and has been with the company for 12 years. As Vice President of Engineering, Hoffer will be responsible for leading the product development teams who are responsible for the design and engineering of all of Globalscape products.

Prior to his role as the Vice President of Engineering, Hoffer was the Senior Director of Engineering where he led the architecture, development, and delivery to market of the Enhanced File Transfer™ (EFT™) suite. Over his years of service at Globalscape, Hoffer has been active in driving product innovation, delivering successful software products to market, and helping the Company establish important technology partnerships and certifications.

SUPPORTING QUOTES:
James L. Bindseil, President and CEO, Globalscape
“Greg Hoffer has been a long time Globalscape employee and has played a significant part in the creation, development and execution of our major product lines. It is that experience and knowledge that has helped push Globalscape products to the next level. I am excited to announce his promotion and look forward to seeing how his direction and leadership over the product development organization continues to help Globalscape innovate and grow.”

About Globalscape
San Antonio, Texas-based GlobalSCAPE, Inc. (NYSE MKT: GSB) ensures the reliability of mission-critical operations by securing sensitive data and intellectual property. Globalscape’s suite of solutions features EFT, the industry-leading enterprise file transfer solution that delivers military-grade security and a customizable platform for achieving best in class control and visibility of data in motion or at rest, across multiple locations. Founded in 1996, Globalscape is a leading enterprise solution provider of secure information exchange software and services to thousands of customers, including global enterprises, governments and small businesses. For more information, visit Globalscape, or subscribe to our Blog or Twitter updates.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "would," "exceed," "should," "anticipates," "believe," "steady," "dramatic," and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the 2014 fiscal year, filed with the Securities and Exchange Commission on March 30, 2015.

GLOBALSCAPE PRESS CONTACT
Contact: Ciri Haugh
Phone Number: (210) 308-8267
Email: PR@globalscape.com

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